Exhibit 99.1

XOMA Reports Second Quarter 2021 Financial Results and Highlights Recent Operational Events

Added six assets to its portfolio of potential milestone and royalty assets in 2021

Company earned $0.5 million milestone as Janssen asset entered Phase 3 development

NIS793 in combination with standard of care chemotherapy was granted Orphan Drug Designation for the treatment pancreatic cancer

DAY101 received Rare Pediatric Disease Designation for the treatment of pediatric low-grade glioma

XOMA raised $40 million through its Series B Perpetual Preferred Stock offering paying 8.375% dividend

Board of Directors declared quarterly dividend payments for XOMAP and XOMAO

Company paid off all outstanding debt and ended the second quarter of 2021 with $78.9 million in cash

EMERYVILLE, Calif., August 5, 2021 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) reported its second quarter 2021 financial results and provided a recent operations update.

“The events we have announced over the past four months reflect many more months of hard work by our team and our partners. On the acquisition side of our potential milestone and royalty asset business, we added Day One Biopharmaceuticals’ DAY101 (pan-RAF kinase inhibitor), Checkmate Pharmaceuticals’ vidotulimod (CMP-001), and Denovo Biopharma’s vosaroxin (topoisomerase II inhibitor) to our growing list of partner-funded assets. XOMA’s legacy technology license agreements resulted in the addition of three clinical-stage assets being developed by Affimed to our portfolio,” stated Jim Neal, Chief Executive Officer of XOMA.

“Our asset partners also have had successes with assets in XOMA’s portfolio. In May, Janssen launched a Phase 3 study with cetrelimab (anti-PD-1 monoclonal antibody). In conjunction with the first NIS793 (anti-TGFß monoclonal antibody) clinical data presentation at ASCO in June, Novartis announced its intention to begin a Phase 3 study with NIS793 later in 2021. Also at ASCO, AVEO reported data from the ficlatuzumab Phase 2 study in head and neck squamous cell carcinoma and its desire to move ficlatuzumab into Phase 3 development. Last week, we were pleased to learn of two important designations granted by the FDA. NIS793 in combination with standard of care chemotherapy now has Orphan Drug Designation for the treatment of pancreatic cancer, and Day One Pharmaceuticals announced DAY101 has received Rare Pediatric Drug Designation for the treatment of pediatric low-grade glioma. Each of our license partners continues to invest significant resources to bring potential new therapies one step closer to physicians and patients.

“Today, we have a very strong balance sheet, which is debt free and paired with a lean expense structure. Our April offering of Series B Perpetual Preferred Stock, which pays an 8.375% dividend, raised an additional $40 million. At the end of the second quarter, we had $78.9 million in cash. In July, we paid dividends on both the XOMAP and XOMAO Perpetual Preferred Stocks.

“We look forward to continued progress by our team and by our partners,” Mr. Neal concluded.

Financial Results

XOMA recorded total revenues of $0.9 million for the second quarter of 2021, compared to $0.4 million for the second quarter of 2020. The increase for the three months ended June 30, 2021, as compared to the same period in 2020, was primarily due to $0.5 million in revenue recognized in the second quarter of 2021 related to a milestone event under XOMA’s license agreement with Janssen.

Research and development expenses were $38,000 for both second quarters of 2021 and 2020.

General and administrative (“G&A”) expenses were $3.9 million for the second quarter of 2021, compared to $3.6 million for the second quarter of 2020. The increase of $0.3 million for the three months ended June 30, 2021, as compared to the same period of 2020, was primarily due to a $0.3 million increase in salaries and related expenses.

In the second quarter of 2021, G&A expenses included $0.8 million in non-cash stock-based compensation expense, which was consistent with the second quarter of 2020. The Company’s net cash used in operations in the second quarter of 2021 was $4.0 million, as compared with $2.9 million during the second quarter of 2020.

In the second quarter of 2021, XOMA recorded $0.2 million in total interest expense, as compared to $0.5 million in the corresponding period of 2020. In June 2021, the Company repaid its outstanding debt obligations to Silicon Valley Bank and Novartis in full and recognized a $0.3 million non-cash loss on the extinguishment of debt.

For the quarters ended June 30, 2021 and 2020, XOMA recorded total other income of $1.3 million, and $0.1 million, respectively, reflecting the change in the fair value of equity securities.

Net loss for the second quarter of 2021 was $2.2 million, compared to net loss of $3.5 million for the second quarter of 2020.

On June 30, 2021, XOMA had cash of $78.9 million. The Company ended December 31, 2020, with cash of $84.2 million. On April 12, 2021, XOMA announced the closing of its Depositary Shares Offering and the exercise of the underwriters’ option, which resulted in approximately $38.0 million after deducting underwriting discounts and commissions, but before expenses. On April 15, 2021, the Company paid its first dividend on Series A Cumulative Perpetual Preferred (Nasdaq: XOMAP) in the amount of $0.71875 per share. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a unique role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Revenue from contracts with customers	$525	$53	$544	$553
Revenue recognized under units-of-revenue method	376	391	731	695

Total revenues	901	444	1,275	1,248

Operating expenses:
Research and development	38	38	99	100
General and administrative	3,927	3,557	10,667	9,914

Total operating expenses	3,965	3,595	10,766	10,014

Loss from operations	(3,064)	(3,151)	(9,491)	(8,766)
Other income (expense), net:
Interest expense	(172)	(508)	(461)	(1,050)
Loss on extinguishment of debt	(300)	—	(300)	—
Other income (expense), net	1,299	126	642	(1)

Loss before income tax	(2,237)	(3,533)	(9,610)	(9,817)
Income tax benefit	—	—	—	1,526

Net loss and comprehensive loss	$(2,237)	$(3,533)	$(9,610)	$(8,291)
Less: accumulated dividends on Series A and Series B preferred stock	(1,293)	—	(1,824)	—

Net loss available to common stockholders, basic and diluted	$(3,530)	$(3,533)	$(11,434)	$(8,291)

Basic and diluted net loss per share available to common stockholders	$(0.31)	$(0.33)	$(1.02)	$(0.81)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,285	10,824	11,263	10,292

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$78,945	$84,222
Restricted cash	4,840	1,611
Short-term equity securities	2,310	—
Trade and other receivables, net	12	263
Income tax receivable	—	1,526
Prepaid expenses and other current assets	1,144	443

Total current assets	87,251	88,065
Long-term restricted cash	—	531
Property and equipment, net	17	21
Operating lease right-of-use assets	281	359
Long-term royalty receivables	48,075	34,575
Long-term equity securities	—	1,693
Other assets	128	41

Total assets	$135,752	$125,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$629	$456
Accrued and other liabilities	1,059	642
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	187	179
Unearned revenue recognized under units-of-revenue method	1,503	1,452
Contingent liabilities	1,410	1,410
Current portion of long-term debt	—	8,088
Preferred stock dividend accrual	1,424	—

Total current liabilities	6,287	12,302
Unearned revenue recognized under units-of-revenue method – long-term	12,734	13,516
Long-term debt	—	12,764
Long-term operating lease liabilities	133	229
Other liabilities – long-term	20	50

Total liabilities	19,174	38,861

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 and zero shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—
Convertible preferred stock, 5,003 shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,310,001 and 11,228,792 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	85	84
Additional paid-in capital	1,307,140	1,267,377
Accumulated deficit	(1,190,696)	(1,181,086)

Total stockholders’ equity	116,578	86,424

Total liabilities and stockholders’ equity	$135,752	$125,285

# # #

Investor contacts:

Gitanjali Jain	Juliane Snowden
Solebury Trout	XOMA
+1-646-378-2949	+1-646-438-9754
gogawa@soleburytrout.com	juliane.snowden@xoma.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1-310-403-8951

kathy@kathyvincent.com